POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that I, Sheikh Jabor Bin Yousef Bin Jassim Al Thani, of Doha, Qatar, do hereby make, constitute and appoint William A. Newman of Sullivan & Worcester LLP, acting singly, to be my lawful attorney-in-fact for me and to do any and all acts which I could do in connection with any filings required by Section 16 of the Securities Exchange Act of 1934, including, without limitation, the preparation, signing and filing of Forms 3, 4 and 5 ("Section 16 Filings").

Among the powers granted to my attorney-in-fact are:

To prepare, sign and file with the Securities and Exchange Commission and the New York Stock Exchange the Section 16 Filings, in my name or stead, and any and all such further documents as he/she may deem necessary or advisable in order to carry out the required Section 16 Filings and the powers granted to him/her by these presents.

This Power of Attorney shall remain in effect until revoked by the undersigned in writing.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 27th day of January, 2011.


___________________________________________
Name:  Sheikh Jabor Bin Yousef Bin Jassim Al Thani

STATE OF 				)
					) ss.
COUNTY OF 				)

Then personally appeared, before me, the aforesaid ____________________, who to me, acknowledged that the foregoing was his free act and deed,

Before me,


___________________________
Notary Public

My Commission Expires:

{B1259729; 1}